FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Exhibit 99.1

Omnicom Reports Second Quarter 2006 Results

NEW YORK, JULY 25, 2006 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the second quarter of 2006 increased 8% to $244.1 million from $225.8 million in the second quarter of 2005. Diluted earnings per share in the second quarter of 2006 increased 15% to $1.42 per share from $1.24 per share in the second quarter of 2005.

Worldwide revenue increased 8% to $2,823.4 million from $2,615.8 million in the second quarter of 2005. Domestic revenue for the second quarter of 2006 increased 8% to $1,535.4 million compared to $1,427.7 million in the second quarter of 2005. International revenue increased 8% to $1,288.0 million compared to $1,188.1 million in the second quarter of 2005.

Net income for the six months ended June 30, 2006 increased 9% to $409.7 million from $376.3 million in the same period in 2005. Diluted earnings per share for the six months ended June 30, 2006 increased 14% to $2.34 per share in 2006 from $2.05 per share in the same period in 2005.

Worldwide revenue for the six months ended June 30, 2006 increased 7% to $5,386.3 million from $5,018.8 million in the same period in 2005. Domestic revenue for the six months ended June 30, 2006 increased 8% to $2,968.4 million from $2,739.8 million in the same period in 2005. International revenue for the six months ended June 30, 2006 increased 6% to $2,417.9 million from $2,279.0 million in the same period in 2005.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended June 30,	2006	2005

Revenue	$ 2,823.4	$2,615.8
Operating expenses	2,406.0	2,233.8

Operating profit	417.4	382.0
Net interest expense	25.5	14.3

Income before income taxes	391.9	367.7
Income taxes	131.7	124.3

Income after income taxes	260.2	243.4

Equity in earnings of affiliates	6.3	5.0
Minority interests	(22.4)	(22.6)

Net income	$ 244.1	$ 225.8

Net income per common share
Basic	$ 1.43	$ 1.24
Diluted	$ 1.42	$ 1.24

Weighted average shares (in millions)
Basic	170.2	181.4
Diluted	172.0	182.8

Dividend declared per share	$ 0.250	$ 0.225

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Six Months Ended June 30,	2006 (1)	2005

Revenue	$ 5,386.3	$ 5,018.8
Operating expenses	4,684.4	4,379.5

Operating profit	701.9	639.3
Net interest expense	40.7	26.4

Income before income taxes	661.2	612.9
Income taxes	222.6	210.5

Income after income taxes	438.6	402.4

Equity in earnings of affiliates	11.2	10.2
Minority interests	(40.1)	(36.3)

Net income	$ 409.7	$ 376.3

Net income per common share
Basic	$ 2.36	$ 2.07
Diluted	$ 2.34	$ 2.05

Weighted average shares (in millions)
Basic	173.6	182.0
Diluted	175.2	183.5

Dividend declared per share	$ 0.500	$ 0.450

(1)	Included in operating profit and net income for the six months ended June 30, 2006 is a benefit of $3.6 million and $2.0 million, respectively, resulting from the cumulative effect of the adoption of SFAS 123(R) and the requirement to provide an estimate for forfeitures on all unvested stock-based compensation awards, as of January 1, 2006.